ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

LEFT LANE IMPORTS, INC.

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation, effective December 31, 2009.

FIRST:

The name of the corporation is Left Lane Imports, Inc.

SECOND:

The following amendments to the Articles of Incorporation of Left Lane Imports, Inc. were duly adopted by the written consent of the holders of a majority of the corporation’s issued and outstanding shares in accordance with Section 16-10a-704 of the Act on December 24, 2009, in the manner prescribed by the Act, to-wit:

ARTICLE I

Name

The name of this corporation is “Network Dealer Services Holding Corp.”

ARTICLE IV

Stock

The aggregate number of shares which this corporation shall have authority to issue is 105,000,000 shares, divided into two classes, 100,000,000 shares of common stock of a par value of one mill ($0.001) per share and 5,000,000 shares of preferred stock of a par value of one mill ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine in accordance with the Act.  Full paid stock of this corporation shall not be liable to any further call or assessment.

THIRD:

These amendments do not provide for any exchange, reclassification or cancellation of issued shares.

FOURTH:

The effective date of these amendments shall be the filing date with the Utah Department of Commerce.

FIFTH:

These amendments were not adopted by the incorporators or the Board of Directors without shareholder action.

SIXTH:

(a)

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS

NUMBER OF SHARES

Common

46,019,233

(b)

The number of shares voted for these amendments was 40,000,000, with none opposing and none abstaining.

IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 24th day of December, 2009.

LEFT LANE IMPORTS, INC.

By /s/Joshua A. Griffin

  Joshua A. Griffin, President

Attest:

/s/R. Shane Griffin

R. Shane Griffin, Secretary

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